AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of April 1, 2007 (this “Agreement”), between American Casino & Entertainment Properties LLC (the “Company”), having an address at 2000 Las Vegas Boulevard South, Las Vegas, Nevada 89104, and Ms. Denise Barton (“Employee”), having an address at 3149 Sterlingshire Drive, Las Vegas, NV 89146. THIS AGREEMENT AMENDS AND RESTATES IN ITS ENTIRETY THE EMPLOYMENT AGREEMENT BETWEEN THE PARTIES DATED AS OF APRIL 1, 2007

1. Employment

Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby agrees to become employed by the Company. During the Term of Employment (as hereinafter defined), Employee shall be employed in the position of Chief Financial Officer of the Company and shall also serve in other positions of affiliates of the Company as may be designated (the “Designated Affiliates”) from time to time by the board of directors of the Company (the “Board”), provided that such Designated Affiliates are engaged in businesses relating to gaming, casino or resort operation or development (collectively, the “Gaming Business”). Employee shall perform such duties as are specified from time to time by the Company, the Board and the Designated Affiliates. Employee shall serve in such capacities at the pleasure of the Board. Employee shall report to and be under the supervision of the Company’s Board. Employee will also meet and work with executives of American Property Investors, Inc. (“API”) and members of the board of directors of API.

During the Term of Employment, Employee shall devote all of her professional attention, on a full time basis, to the business and affairs of the Company and the Designated Affiliates, shall use her best efforts to advance the best interest of the Company and the Designated Affiliates and shall comply with all of the policies of the Company and the Designated Affiliates, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.

Except as specifically provided herein, during the Term of Employment, Employee shall not, without the prior written consent of the Company, directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as hereinafter defined) as an employee, advisor, independent contractor, agent, consultant, representative or otherwise, whether or not compensated (the “Exclusivity Obligation”).

2. Term

The employment period shall commence as of April 1, 2007 and shall continue through the period (the “Term of Employment”) ending on March 31, 2009 (the “Expiration Date”), unless earlier terminated as set forth in this Agreement.

3. Compensation

For all services to be performed by Employee under this Agreement, during the Term of Employment, Employee shall be compensated in the following manner:

(a) Base Compensation

The Company will pay Employee a salary (the “Base Salary”) at an annual rate of $380,000. The Base Salary shall be payable in accordance with the normal payroll practice of the Company (but no less frequently than bi-weekly).

(b) Bonus Compensation

During the Term of Employment, Employee shall be eligible to receive an annual bonus, as determined in the sole discretion of the Board (the “Bonus Compensation”). The Bonus Compensation, if any, shall be computed based upon the following formula of performance targets (“Targets”):

(i)	2007 bonus is conditioned on ACEP’s four current properties having aggregate EBITDA of not less than $106.0 million, in each case for the fiscal year ended December 31, 2007;

2007 bonus amount will be calculated by: (x) determining the range in column (1) of the table below (the “Table”) which includes the percentage amount by which actual 2007 aggregate EBITDA exceeds $106.0 million; and (y) multiplying the corresponding percentage set forth in column (2) of the Table by the product of (aa) $380,000 and (bb) the Factor. Of this total bonus amount, the applicable percentage set forth in column (3) of the table will be paid in cash and the applicable percentage set forth in column (4) will be Deferred.

By way of example (and assuming, for purposes of illustration only, a Factor of 0.5), if aggregate 2007 EBITDA is 103% of $106.0 million then: (x) the applicable range under column (1) would be 100-104.99%; (y) total bonus amount would be .4125 x $380,000 x 0.5 = $78,375; and (z) of this amount, 27.5% (or $52,250) would be paid in cash and 13.75% (or $26,125) would be Deferred.

1 Employee and the Company acknowledge and agree that these Targets are based upon the EBITDA forecasted in the 2007 budget submitted by the Company’s management to API.

(1) EBITDA

	(2) Total	(3) Cash	(4) Deferred
equals or exceeds	Bonus	Amount	Amount

100-104.99%	41.25%	27.5%	13.75%
105-109.99	48.0%	32.0%	16.0%
110-114.99	55.5%	37.0%	18.5%
115-119.99	60.0%	40.0%	20.0%
120-124.99	64.5%	43.0%	21.5%
125-129.99	69.0%	46.0%	23.0%
130-134.99	73.5%	49.0%	24.5%
135-139.99	79.5%	53.0%	26.5%
140-144.99	85.5%	57.0%	28.5%
145-149.99	91.5%	61.0%	30.5%
150%	99.0%	66.0%	33.0%

(ii)	Targets for 2008 EBITDA and amount of 2008 bonus shall be determined by the Company in January 2008.

All calculations and determinations of any of the foregoing matters (including the amount of Bonus Compensation, or any component thereof, including but not limited to EBITDA or the achievement of any Target) will be made by the Company in its sole discretion and will be final and binding on Employee, and provided further will be adjusted by the Company to exclude the impact, as it may determine, of items of gain, loss or expenses of an extraordinary or unusual nature or infrequent in occurrence.

The allocation of the Bonus Compensation shall be deemed earned and to become due on (i) February 28, 2008, with respect to 2007 Targets, provided that Employee is employed in good standing as of such date, and (ii) December 31, 2008, with respect to 2008 Targets, provided that Employee is employed in good standing as of such date, and provided further that the Bonus Compensation with respect to the 2008 Targets shall not be payable by the Company until February 28, 2009.

(c) Taxes

All amounts paid by the Company to Employee under or pursuant to this Agreement, including, without limitation, the Base Salary and any Bonus Compensation, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal withholding and deductions imposed by any one or more local, state or federal governments.

(d) Change of Control

(i) In the event that the Company enters into a binding contract for a Change of Control transaction during the Term of Employment and Employee is employed in good standing as of such date, then, if Employee has complied with the requirements of clause (ii) below and Employee: (x) has not been terminated for Cause or resigned prior to the Closing Date; or (y) if the Election (as defined in clause (ii) below) has occurred, Employee has not been terminated for Cause or resigned prior to the expiration of the Transition Period, then Employee shall be paid a lump-sum bonus of $505,000 (the “Change of Control Payment”), subject to and in accordance with Section 5(b) below.

(ii) Employee acknowledges and agrees that, in the event of a Change of Control as a result of: (x) an acquisition of the equity of the Company or its direct or indirect parent (whether by sale of equity interests, merger or otherwise), then this Agreement will remain the obligation of the Company (or its successor) and Employee’s obligations hereunder will remain in full force and effect; or (y) a transfer of assets of the Company or its subsidiaries and in connection therewith this Agreement is assigned by the Company, then this Agreement will become the obligation of the assignee and Employee’s obligations hereunder will (as such) remain in full force and effect. If, prior to the Closing Date, the Company so elects (the “Election”) by giving written notice thereof to Employee, then Employee shall provide, on a full time basis and in a professional manner, during the Transition Period, such services to the Company, the acquiring Person in such Change of Control transaction (the “Acquiring Person”) and their respective designees as are necessary in all respects to permit a smooth, professional transition of management (which may include, without limitation, continuing to provide the services specified in this Agreement or such other executive services as may be specified from time to time by the Company, the Acquiring Person or their respective designees).

(iii) It is understood and agreed that: (aa) if Employee becomes, directly or indirectly, an employee of the Acquiring Person, then all of Employee’s salary, benefits and other compensation shall be paid by the Acquiring Person; and (bb) if Employee has entered into a new employment agreement with the Acquiring Person then the term “Cause” shall be deemed for purposes of the foregoing provision to have the meaning given such term in such new employment agreement.

(iv) Notwithstanding any provision of this Agreement to the contrary, (x) following a Change of Control Employee shall not accrue any additional Bonus Compensation under Section 3(b) for the calendar year 2007, (y) any Bonus Compensation or other benefits for the year commencing January 1, 2008 shall be established in the sole and absolute discretion of the Board of Directors of the Company and (z) in connection with and effective at the time of the Change of Control, the Board of Directors of the Company shall, as provided for in Section 409A-3(j)(4)(ix) of the regulations promulgated by the Internal Revenue Service with respect to Section 409A of the Internal Revenue Code, terminate and liquidate the Bonus Compensation and the Incentive Plan in which Employee had been a participant during the 2005 and 2006 calendar years.

4. Termination

This Agreement shall terminate (subject to Section 10(g) below) and the Term of Employment shall end, on the first to occur of (each a “Termination Event”):

(a)	The Expiration Date;

(b)
The death of Employee or the total or partial disability that, in the judgment of the Company, renders Employee, with or without reasonable accommodation, unable to perform her essential job functions for the Company for a period of at least 90 consecutive business days;

(c)	The discharge of Employee by the Company with or without Cause (as hereinafter defined);

(d)	The resignation of Employee (and without limiting the effect of such resignation, Employee agrees to provide the Company with not less than 30 days prior written notice of her resignation); or

(e)	Upon the later of: (x) a Change of Control; or (y) if the Election has been delivered to Employee, then upon the expiration of the Transition Period.

The Company may discharge Employee at any time, for any reason or no reason, with or without Cause, in which event Employee shall be entitled only to such payments as are set forth in Section 5 below. As used herein, “Cause” is defined as Employee’s: (i) failure to (x) perform the duties assigned to her or (y) comply with the instructions given to her; (ii) personal misconduct or insubordination; (iii) impairment due to alcohol or substance abuse; (iv) conviction of a crime or being charged with a felony; (v) violation of a federal or state securities law or regulation; (vi) commission of an act of moral turpitude or dishonesty relating to the performance of her duties hereunder; (vii) failure to comply with any of the terms of this Agreement; (viii) breach of the Exclusivity Obligation or any of her obligations set forth in Section 6 or Section 7 below; (ix) any revocation or suspension by any state or local authority of Employee’s required license(s) to serve in her position(s) with the Company; or (x) any act or failure to act by Employee which causes any gaming or other regulatory authority having jurisdiction over the Company, the Designated Affiliates or any of their affiliates to seek any redress or remedy against Employee, the Company, any Designated Affiliate or any of their affiliates. In the case of subsections (i) and (vii) above, the Company shall give Employee written notice and a 30-day period to cure the alleged Cause prior to termination. The Company shall act reasonably in determining the existence of Cause for termination of Employee.

5. Effect of Termination

In the event of termination of Employee’s employment hereunder, all rights of Employee under this Agreement, including all rights to compensation, shall end and Employee shall only be entitled to be paid the amounts set forth in this Section 5 below.

(a)
In the event that the Term of Employment ends (i) for the reason set forth in Section 4(a) above (i.e., Expiration Date), or (ii) for any of the reasons set forth in Section 4(b) above (i.e. death or disability), or (iii) for the reason set forth in Section 4(d) above (i.e. resignation), or (iv) due to the discharge of Employee by the Company for Cause, then, in lieu of any other payments of any kind (including, without limitation, any Severance Payment or Change of Control Payment), Employee shall be entitled to receive, within fifteen (15) days following the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”) any amounts of: (A) Base Salary due and unpaid to Employee from the Company as of the Clause (a) Termination Date; and (B) Bonus Compensation earned, vested, due and unpaid to Employee from the Company as of the Clause (a) Termination Date (as determined below, and not on a pro rata basis).

(b)
In the event that the Term of Employment ends for the reason set forth in Section 4(e) above (i.e., Change of Control, Election), then, in lieu of any other payments of any kind (including, without limitation, any Severance Payment), Employee shall be entitled to receive: (A) within fifteen (15) days following the Closing Date any amounts of Base Salary due and unpaid to Employee from the Company as of the Clause (b) Termination Date;; and (B) sixty (60) days following the Closing Date (if Employee has complied with the requirements of clause (ii) of Section 3(d) above), (1) Bonus Compensation earned, vested, due and unpaid to Employee from the Company as of the Clause (b) Termination Date (as determined below) and (2) the Change of Control Payment, payment of which shall be conditioned upon Employee’s execution of an Employee Severance and Release Agreement in a form similar to that shown in Exhibit A of this Agreement; provided that the Bonus Compensation and the Change of Control Payment shall not be payable to Employee if either of the following events has occurred: (1) if the Company has delivered the Election to Employee, but Employee has been terminated for Cause or resigns prior to the expiration of the Transition Period; or (2) if Employee has been terminated for Cause or resigns prior to the Closing Date.

For purposes of this Section 5(b), Bonus Compensation shall be determined by revising the final paragraph of Section 3(b) to provide as follows:

(i) a 20% increase in the potential Bonus Compensation (i.e. if Employee is entitled to full calendar year 2007 Bonus Compensation of $156,750, after applying the 20% increase, Employee would be entitled to $188,100)  (ii) if the Change of Control occurs in 2007, a pro rata determination of the Bonus Compensation for such year, based on the period between January 1, 2007 and the closing date calculated as shown in the examples on Schedule 1 hereto

(iii) all of the Bonus Compensation for 2007 shall be treated as a Cash Amount and there shall not be any Deferred component to the Bonus Compensation for such year; and

(iv) all previous Deferred Bonus Compensation earned under the Incentive Plan shall be paid to Employee in full at the same time as the payment of the Bonus Compensation for 2007, conditioned on the Employees’s continued employment through the payment date or as otherwise provided for hereunder.

(c)
In the event that the Term of Employment ends prior to the Closing Date due to the discharge of Employee by the Company without Cause (which the Company is free to do at any time in its sole and absolute discretion) then, in lieu of any other payments of any kind (including, without limitation, any Change of Control Payment), Employee shall be entitled to receive, within fifteen (15) days following the date on which the Termination Event in question occurred (the “Clause (c) Termination Date”): (A) any amounts of Base Salary due and unpaid to Employee from the Company as of the Clause (c) Termination Date; (B) any amounts of Bonus Compensation earned, vested, due and unpaid to Employee from the Company as of the Clause (c) Termination Date (as determined below, and not on a pro rata basis); and (C) a lump-sum payment in the amount equal to one year’s then current Base Salary (the “Severance Payment”), payment of which shall be conditioned upon Employee’s execution of an Employee Severance and Release Agreement in a form similar to that shown in Exhibit A of this Agreement. Notwithstanding the foregoing, if all of the following occur, then Employee shall be entitled to receive, within fifteen (15) days following the Closing Date, an additional payment equal to the difference between $505,000 and the Severance Payment that was previously paid to Employee: (i) Employee is employed in good standing with the Company through and including the date that the Company enters into a binding contract for a Change of Control transaction (the “Execution Date”); and (ii) Employee is terminated without Cause either (1) after the Execution Date but prior to the Closing Date, or (2) after the Election is made but prior to the end of the Transition Period; and (iii) Employee has complied with clause (ii) of Section 3(d) from the beginning of a sale or auction process that is reasonably likely to lead to a Change of Control (the “Sale Process”) through the date of termination of Employee’s employment; and (iv) the Closing Date occurs on or prior to December 31, 2008; and (v) the party with whom the Company engages in a Change of Control transaction is a party with respect to which the Employee was actively involved in the negotiation of the Sale Process prior to the date of termination of Employee’s employment; provided further that the Employee shall execute and deliver a “bring down” release as a condition for the receipt of such payment.

For the purpose of Paragraph 5(a) and 5(c) hereof, any Bonus Compensation shall be deemed earned, vested and to become due (a) with respect to the 2007 Targets, on February 28, 2008, provided that Employee is employed in good standing by the Company as of such date, and (b) with respect to the 2008 Targets, on December 31, 2008, provided Employee is employed in good standing by the Company as of such date, and provided further that the Bonus Compensation with respect to the 2008 Targets shall not be payable by the Company to Employee until February 28, 2009.

Employee acknowledges and agrees that, notwithstanding any provisions to the contrary contained in this Agreement, in the event that Employee becomes entitled to: (x) a Change of Control Payment, then Employee shall not be entitled to any payments under Section 5(a) or 5(c); or (y) a Severance Payment or other payment pursuant to Section 5(a) or 5(c), then Employee shall not be entitled to any Change of Control Payment.

6. Non-Disclosure

During the Term of Employment and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Company, each Designated Affiliate and each of their affiliates, respectively, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Company, the Designated Affiliates or their affiliates, and their respective business as, (i) obtained by Employee at any time during Employee’s employment by the Company and (ii) not otherwise in the public domain (“Confidential Information”). Employee also agrees to keep confidential and not disclose to any unauthorized Person any personal information regarding any controlling Person of the Company, the Designated Affiliates or any of their affiliates and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). Employee shall not, without the prior written consent of the Company: (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of her duties as an employee of the Company. Employee will assist the Company, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.

In no event shall Employee during or after her employment hereunder, disparage the Company, the Designated Affiliates, any controlling Person of the Company, the Designated Affiliates, their respective affiliates and family members or any of their respective officers, directors or employees.

All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company) to vest title to any such Inventions in the Company and to enable to the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

7. Non-Compete

(a) During the Term of Employment and, unless Employee’s employment is terminated (x) by the Company without Cause, in which case this Section 7(a) shall terminate automatically and without notice, or (y) by the Company in connection with a Change of Control, in which case this Section 7(a) shall terminate automatically and without notice 60 days following the Closing Date, or (z) for the reason set forth in Section 4(a) above (i.e., Expiration Date), in which case this Section 7(a) shall terminate automatically and without notice, for a period of one (1) year following the last day of Employee’s employment by the Company, Employee will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in the hotel or casino business in or within one hundred (100) miles of the Stratosphere Hotel and Casino.

For the avoidance of doubt, nothing in this Agreement will prohibit Employee from investing in the securities of private companies in which she does not participate in the management (either as an employee, officer or director), provided that such investment has been cleared in accordance with all investment or insider trading policies applicable to Employee.

(b) Employee covenants and agrees with the Company and its subsidiaries that, during Employee’s employment by the Company and for one (1) year following the last day of Employee’s employment by the Company, Employee shall not directly, or indirectly, for herself or for any other Person:

(i)
solicit, interfere with or endeavor to entice away from the Company, any Designated Affiliate or any of their subsidiaries or affiliates, any customer, client or any Person in the habit of dealing with any of the foregoing;

(ii)	interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Company, any Designated Affiliate or any of their subsidiaries or affiliates; or

(iii)	advise any Person not to do business with the Company, any Designated Affiliate or any of their subsidiaries or affiliates.

Employee represents to and agrees with the Company that the enforcement of the restrictions contained in Section 6 and Section 7 (the Non-Disclosure and Non-Compete sections respectively) would not be unduly burdensome to Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. Employee agrees that the remedy of damages for any breach by Employee of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

8. Benefits

During the Term of Employment, Employee shall be entitled to receive certain healthcare and other similar employee welfare benefits (including eligibility to participate in the Executive Medical Reimbursement Plan provided by the Company) comparable to those received by other employees of the Company at a similar pay level and/or position with the Company as such may be provided by the Company in its sole and absolute discretion from time to time..

In the event that, during the Term of Employment, the Company awards to its executives stock options or restricted stock in anticipation of a public offering, Employee shall be eligible to receive an award of such options or restricted stock; provided, however, that the decision to make any such award to Employee and the amount of any such award shall be subject to the review and approval of the Board, in its sole and absolute discretion. This provision will not be applicable in the event of a Change of Control and will not be binding on the Company or any Acquiring Person following the occurrence of a Change of Control.

9. Definitions

For purposes of this Agreement only, the following definitions shall apply:

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

“Change of Control” means: (i) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person, other than Carl Icahn or the Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

“Closing Date” means the later of the following dates: (i) the closing of the Change of Control transaction; or (ii) the transfer of funds from the Change of Control transaction to Carl Icahn or the Related Parties.

“Deferred” means deferred and payable in accordance with the provisions of Section VI of the Incentive Plan.

“EBITDA” means, with respect to the Company, net income plus (i) net interest expense (which includes interest expense and interest income), (ii) provision for income tax (or less income tax benefit), and (iii) depreciation and amortization, calculated in a manner consistent with the preparation of the Company’s most recent financial statements.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Factor” means Employee’s Individual Performance Factor, as calculated in accordance with Section IV of the Incentive Plan.

“Incentive Plan” means the American Casino & Entertainment Properties LLC and Atlantic Coast Entertainment Holdings, Inc. Management Incentive Plan, effective January 1, 2005 and revised as of January 10, 2006, as the same may be amended from time to time.

“Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company or by entities controlled by the Company.

“Related Parties" means: (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (2) any estate of Carl Icahn or of any person identified in clause (1); (3) any person who receives a beneficial interest in any estate identified in clause (2) to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any person identified in clauses (1), (2) or (3) to the extent of such interest; (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clauses (1), (2), (3) or (4); and (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any person identified in clauses (1), (2), (3) or (4) above contributes her beneficial interest in the Company or to which such beneficial interest passes pursuant to such person’s will.

“Transition Period” means 60 days following a Change of Control.

"Voting Stock" means, with respect to any Person that is (a) a corporation, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency, (b) a limited liability company, membership interests entitled to manage, or to elect or appoint the Persons that will manage the operations or business of the limited liability company, or (c) a partnership, partnership interests entitled to elect or replace the general partner thereof.

10. Miscellaneous

(a)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements.

(b)
This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representatives, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Employee may not delegate any of Employee’s duties hereunder, and may not assign any of Employee’s rights hereunder, without the prior written consent of the Company, which may be withheld in its sole and absolute discretion. Without limiting the foregoing, Employee acknowledges and agrees that the Company shall have the right (but no obligation) to assign this Agreement, in connection with or in anticipation of a Change of Control, any sale or transfer of assets or equity or otherwise, to any Person (including, without limitation, to an Acquiring Person or to any Person that acquires directly or indirectly any one or more properties of the Company). If elected by the Company, upon any such assignment, all references herein to the Company shall be deemed instead to be references to the assignee and/or its designee(s).

(c)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York.

(d)
Employee covenants and represents that she is not a party to any contract, commitment or agreement, nor is she subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict her from entering into and performing her obligations under this Agreement.

(e)	Employee acknowledges that she has had the assistance of legal counsel in reviewing and negotiating this Agreement.

(f)
This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.

(g)
This Agreement and all of its provisions, other than the provisions of Section 5, Section 6, Section 7 and Section 10 hereunder (which shall survive termination), shall terminate upon Employee ceasing to be an employee of the Company for any reason.

(h)
In the event of the death of Employee during the Term of Employment, Employee’s heir(s) shall be entitled to receive all payments otherwise earned, vested, due and unpaid to Employee from the Company pursuant to the terms and conditions of this Agreement as of the date of Employee’s death.

(i)
Employee acknowledges and agrees that she shall be solely responsible for the payment of all federal, state and other income taxes, excise taxes and other taxes that may be payable from time to time by Employee with respect to all payments or benefits earned or received by or payable to Employee under this Agreement (whether consisting of Base Salary, Bonus Compensation, Severance Payment, Change of Control Payment, or otherwise) and shall not be entitled to receive any “gross-up payments” or other additional payments from the Company or its affiliates on account of, with respect to, in mitigation of, or as a set-off against, such taxes. Without limiting the foregoing, if it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Employee by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Employee participates or is a party (whether consisting of Base Salary, Bonus Compensation, Severance Payment, Change of Control Payment, or otherwise), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then Employee shall be solely responsible for the payment of the Excise Tax and shall not be entitled to receive any “gross-up payments” or other additional payments from the Company or its affiliates on account of, with respect to, in mitigation of, or as a set-off against, such Excise Tax.

American Casino & Entertainment Properties LLC

By:	/s/ Richard P. Brown
Name: Richard P. Brown
Title: President and Chief Executive Officer

EMPLOYEE:

By:	/s/ Denise Barton
Denise Barton

[Signature page to Employment Agreement between American Casino & Entertainment Properties LLC and Denise Barton]

EXHIBIT A

DRAFT

____________, 200__

Employee
[Address]

Re: Separation Agreement and Release of Claims

Dear _________:

Reference is hereby made to your Employment Agreement with American Casino & Entertainment Properties LLC (ACEP) (the “Company”), dated _______, 2007 (the “Employment Agreement”).

This letter agreement (this “Agreement”), upon your signature, will constitute the agreement between you and the Company on the terms of your separation from employment with the Company.

1.	Your employment with the Company will be terminated effective ___________, 200__, and you will be paid the applicable amounts set forth in the Employment Agreement.

2.	You agree that this consideration exceeds any payment, benefit, or other thing of value to which you otherwise would be entitled to absent this Agreement and the Employment Agreement.

3.
As consideration and inducement to the Company to grant you the payment described in paragraph 1 above, you, for yourself, your heirs, executors, administrators and assigns (collectively, the “Releasors”), unconditionally release the Company, its parent, members, subsidiaries and affiliates, and its officers, directors, managers, agents and employees, including without limitation Carl C. Icahn (collectively, the “Releasees”), from any claims, charges, complaints or grievances of any nature whatsoever whether known or unknown, which you or any other Releasor has or ever have had against any Releasee by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the “effective date” of this Agreement, as defined in paragraph 10 below, including but not limited to, (i) those arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, as amended, the Worker Adjustment and Retraining Notification Act, as well as any other federal, state or local law (statutory or decisional), regulation or ordinance, and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, nonphysical injury, personal injury or sickness or other harm. You further agree not to institute any legal actions against any Releasee for any claim arising out of your employment or the termination thereof, excluding any claim to enforce your rights under this Agreement or for state unemployment benefits. You represent that you have not filed any complaints, claims, charges or actions against any Releasee with any federal, state or local agency or court based on actions occurring at any time up to the date of your execution of this Agreement.

4.
You agree to keep confidential and not to disclose to persons other than your family members, attorneys, accountants, personal advisors or authorities (as required) the facts and terms of this Agreement and the discussions leading up to the preparation and signature of this Agreement.

5.
You agree not to disclose any information (whether business or personal), trade secrets, knowledge or data relating to the business of the Company or its affiliates or relating to the person or persons who control the Company, obtained by you in the course of employment with the Company. You agree to not, without prior written consent of the Company, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company. To the extent that you are requested to divulge such information and you believe that you are required to do so, you will immediately notify the Company of the facts and circumstances thereof and cooperate with the Company if it determines to attempt to assert that you are not so required.

6.
You agree that all processes, technologies and inventions including new contributions, improvements, ideas, discoveries, agreements, contracts, trademarks or trade names conceived, developed, invented, made or found by you alone or with other employees, during the period of your employment by the Company shall be and remain property of the Company.

7.
You agree and acknowledge that should you violate any term of this Agreement, the amount of damages that the Company, or any individual named or acknowledged in Section 3 would suffer as a result of such violation would be difficult to ascertain. You further agree and acknowledge that in the event of a breach of any term of this Agreement, the Company’s duty to provide you with any payments pursuant to this Agreement shall immediately cease, and, in addition to injunctive relief or any other damages, the Company, or individuals as outlined in this section above and in Section 3, may recover all consideration paid pursuant to this Agreement, as well as all costs and expenses incurred by the Company in enforcing this Agreement or defending against a suit brought in violation of this Agreement, including damages and reasonable attorneys’ fees.

8.	This Agreement and the Employment Agreement sets forth the entire agreement between you and the Company. There are no other written or verbal agreements.

9.
You have forty five (45) days to consider this Agreement from the date that it was first given to you, although you may accept it at any time within the forty five (45) day period. You are advised to consult with an attorney to review this Agreement.

10.
You have seven (7) days after signing this Agreement to revoke it by notifying _________ in writing, of such revocation within the seven (7) day period. However, if you do not revoke the agreement, it will become effective on the eighth day after you sign it (the “effective date”). To accept this Agreement, please date and sign this Agreement and return it to ___________ - _________ of American Casino & Entertainment Properties LLC (ACEP) c/o the Stratosphere Hotel, 2000 Las Vegas Blvd. S., Las Vegas, NV 89104. (An additional copy is enclosed for your records.)

11.
Notwithstanding any provisions to the contrary set forth in the Employment Agreement (including, without limitation, Sections 5(b) and 5(c) thereof), you hereby agree that no Change of Control Payment (as such term is defined in the Employment Agreement) or Severance Payment (as such term is defined in the Employment Agreement) shall be payable to you unless and until the “effective date” of this Agreement, as defined in paragraph 10 above, shall have occurred.

American Casino & Entertainment Properties, LLC

By:
Name:
Title

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH HEREIN. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY. I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED A REASONABLE AMOUNT OF TIME TO CONSIDER THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THE WAIVER AND RELEASE IN THIS AGREEMENT IS BEING REQUESTED IN CONNECTION WITH THE CESSATION OF MY EMPLOYMENT WITH THE COMPANY AND IN EXCHANGE FOR MY RECEIPT OF CONSIDERATION TO WHICH I OTHERWISE WOULD NOT BE ENTITLED.

Dated:

Signature:

SCHEDULE 1
Example for Section 5(b)

Assume a Closing Date of October 31, 2007 or after 83.3% (10/12th) of the year would have been completed:

(a) Assume EBITDA for this 10 month period is $92.5 million.

Actual EBITDA represents 100.7% of EBITDA goal, and under Section 3(b), this falls within the 100-104.99% range

To calculate the pro rata Bonus Compensation payment, Employee is entitled to credit for that portion of the year completed or 83.3%

If base salary is $380,000 and the Factor is 1.0, the pro rata bonus calculation is as follows:

$380,000 x 1.0 x 41.25% = $156,750 (full year) x 83.3% (partial year) = $130,573

Employee would be entitled to a 20% increase as follows:

$130,573 x 20% = $26,115_+ $130,573 = $156,688

(b) Assume actual EBITDA for this 10 month period is $91.4 million

Actual EBITDA is 99.5% of budget and does not meet Bonus Compensation Target. Therefore, no Bonus Compensation bonus paid.

(c) Assume actual EBITDA for this 10 month period is $91.4 million but EBITDA is ahead of budget for November and December and totals $107 million for 2007

Actual EBITDA is 99.5% of budget at time of sale and does not meet Bonus Compensation Target. Therefore, no Bonus Compensation paid. The fact that the annual budget is met as a result of above budget months in November and December is irrelevant.

If closing takes place before the 15th of the month the next earlier completed month will be used for bonus calculations